Exhibit 10.1
Badger Meter, Inc.
2007 Director Stock Grant Plan
     1. Purpose. The purpose of the Badger Meter, Inc. 2007 Director Stock Grant Plan (“Plan”) is to promote the best interests of Badger Meter, Inc. (“Company”) and its shareholders by providing a means to attract and retain outstanding independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.
     2. Administration. The Plan shall be administered by the Corporate Governance Committee (the “Committee”) of the Board of Directors (“Board”) as such Committee may be constituted from time to time, subject to oversight by the Board. The Committee shall consist of not less than three members of the Board selected by the Board, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereto. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company. The interpretation by the Committee of any provision of the Plan or any related documents shall be final.
     3. Stock Subject to the Plan. Subject to adjustment in accordance with the provisions of Paragraph 6, the total number of shares of the Company’s Common Stock, $1 par value (including the associated Common Share Purchase Rights) (“Common Stock”), available for awards under the Plan shall be Thirty Thousand (30,000). Shares of Common Stock to be delivered under the Plan shall be from presently authorized and issued but not outstanding shares of Common Stock which are held by the Company as treasury shares. In no event shall the Company be required to issue fractional shares of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be issued, the fractional share of Common Stock shall be disregarded.
     4. Grants of Stock. Commencing with the 2007 annual meeting of shareholders of the Company, each Company director who is not an employee of the Company or any subsidiary of the Company shall receive a Director Stock Grant (as defined below) annually on the first business day following the annual meeting of shareholders of the Company. “Director Stock Grant” shall mean such number of whole shares of Common Stock equal to Forty Thousand Dollars ($40,000), divided by the closing market price for a share of Common Stock on the date of grant, rounded down to the nearest whole share. Awards made under the Plan shall be evidenced by a Stock Award Agreement and such other appropriate documentation as the Committee may prescribe. Any shares of Common Stock granted pursuant to the Plan to a director may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.
     5. Restrictions on Transfer. Shares of Common Stock acquired under the Plan may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended (“1933 Act”), or except in a transaction which, in the opinion of the Company’s legal counsel, is exempt from registration under the 1933 Act. All certificates evidencing shares acquired pursuant to a Director Grant shall bear an appropriate legend evidencing such transfer restriction. The Committee may require each person receiving a Director Grant to execute and deliver a written representation that such person is acquiring the shares of Common Stock without a view to the distribution thereof.

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     6. Adjustment Provisions. In the event of any change in the Common Stock, whether by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under the Plan shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan.
     7. Amendment of the Plan. The Board shall have the right to amend the Plan at any time or from time to time in any manner that it may deem appropriate, subject to applicable law.
     8. Governing Law. The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the internal law of the State of Wisconsin and applicable federal law.
     9. Effective Date and Term of Plan. Assuming approval of the Plan by the shareholders of the Company at the 2007 annual meeting of shareholders, (i) the Plan shall be effective as of that date and (ii) no further grants shall be made pursuant to the Company’s 2002 Director Stock Grant Plan (although the adjustment and similar provisions of such plan shall continue to be operative). The Plan shall terminate on such date as may be determined by the Board.

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